UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2011

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.        Completion of Acquisition or Disposition of Assets.

On February 1, 2011, Strategic Storage Trust, Inc. (the “Registrant”), through an indirect wholly-owned subsidiary, closed on the purchase of an additional 73.824% in beneficial interests (the “Interests”) in USA Self Storage I, DST (the “DST”), a Delaware Statutory Trust sponsored by Strategic Capital Holdings, LLC, the Registrant’s sponsor (the “Sponsor”), from 36 third-party sellers pursuant to separate purchase agreements with each seller. None of the purchases was contingent upon any of the others. The agreed upon purchase price of the properties relating to the Interests acquired was approximately $27.7 million ($37.55 million total purchase price multiplied by 73.824%), consisting of $10.2 million in cash and the ratable portion of approximately $17.5 million of three separate bank loans held by the three property owning subtrusts (the “Subtrusts”) of the DST (the “Bank of America Loans”). The Registrant paid its advisor approximately $347,000 in acquisition fees in connection with this acquisition.

This acquisition brings the Registrant’s ownership of the DST to 93.577%, including 19.753% in Interests that were acquired previously in unrelated transactions. The Registrant intends to close on the purchase of the remaining 6.423% in Interests on or about February 15, 2011.

The DST, through the Subtrusts, owns ten self storage facilities located in Georgia, North Carolina and Texas with an aggregate of approximately 5,440 units and 726,000 rentable square feet. The properties owned by the DST are the following:

Property	Address	Year Built	Approx. Units	Approx. Sq. Ft. (net)	% Physical Occupancy(1)	% Climate Controlled(2)
Lawrenceville I - GA	2040 Lawrenceville Hwy., Lawrenceville, GA	1996	500	73,500	58.5%	4.8%
Lawrenceville II - GA	2044 Old Norcross Rd., Lawrenceville, GA	1999	500	60,600	65.5%	17.9%
Concord - NC	220 Winecoff School Rd., Concord, NC	1996/2001	530	56,200	80.3%	13.9%
Hickory - NC	1108 18th St. NE, Hickory, NC	1997	600	70,600	86.0%	14.6%
Morganton - NC	1420 Bethel Rd., Bridgewater (Morganton), NC	2001	450	52,100	92.7%	36.3%
El Paso II - TX	1631 Joe Battle, El Paso, TX	2001/2003	520	72,900	89.3%	2.0%
El Paso III - TX	9191 Dyer St., El Paso, TX	1985/2000	750	81,200	92.7%	4.1%
El Paso IV - TX	5405 S. Desert Blvd., El Paso, TX	1999/2004	510	67,400	77.9%	2.1%
El Paso V - TX	2250 Joe Battle, El Paso, TX	2004	420	60,500	93.5%	6.0%
Dallas - TX	1975 W. Northwest Hwy., Dallas, TX	1986/1999 -2000	660	131,000	73.3%	0.0%
Total			5,440	726,000	80.2%	8.4%

(1)	Represents occupied square feet divided by total rentable square feet as of December 31, 2010.

(2)	Represents the percentage of rental square feet in climate-controlled units as of December 31, 2010.

The three Subtrusts lease their respective properties to master tenants (the “Tenants”) on a triple-net basis pursuant to master leases (the “Leases”) that have terms of ten years and expire on November 1, 2015. The Tenants are owned by affiliates of the Sponsor. Under the Leases, the Tenants pay a stated monthly rent equivalent to the monthly debt service payment under the Bank of America Loans, which is paid directly to the lender on behalf of the Subtrusts, a monthly stated rent equivalent to an investor return of 7.0% per annum, and may pay certain annual bonus rent per the terms of the Leases, both of which stated rent and bonus rent are remitted to the Subtrusts. As an Interest holder, the Registrant is entitled to its pro rata share of the total rent less the debt service under the Bank of America Loans. The Tenants are entitled to retain any cash flow in excess of these rent payments. Upon acquiring 100% of the Interests, the Registrant intends to seek lender approval to terminate the Leases. In any event, the Registrant and the Sponsor will agree to assign 100% of the economic benefits and obligations from these properties to the Registrant in exchange for indemnification by the Registrant for any potential liability incurred by the Sponsor in connection with the Leases.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The properties owned by the Subtrusts are subject to the three Bank of America Loans, which had an aggregate principal balance of approximately $23.8 million as of February 1, 2011. The Bank of America Loans bear a fixed interest rate of 5.18%, had original terms of ten years and mature on November 1, 2015. The Bank of America Loans required monthly interest-only payments during the first three years of their terms and now require monthly principal-and-interest payments based on a 30-year amortization period. Each of the Bank of America Loans is secured only by the DST properties owned by the respective Subtrust that obtained such loan. The loan documents for each of the three Bank of America Loans are substantially similar; therefore, only one set of documents is attached hereto as exhibits. This description of the Bank of America Loans is qualified in its entirety by the loan agreement and promissory note for the loan to the Subtrust that holds the DST properties located in Texas, which are attached hereto as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01.         Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real estate described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before April 19, 2011 by amendment to this Form 8-K.

(b) Pro Forma Financial Information.

See paragraph (a) above.

(d) Exhibits.

10.1	Loan Agreement between EP Rhino, DST and Bank of America, N.A. dated November 1, 2005

10.2	Promissory Note by EP Rhino, DST to the Order of Bank of America, N.A. dated October 31, 2005

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST, INC.

Date: February 7, 2011	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer